Exhibit 10.1

PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN INFORMATION MARKED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED LOAN AGREEMENT

This Fourth Amendment to the Fifth Amended and Restated Loan Agreement (this "Amendment"), dated as of February 4, 2022, is entered into by and among WHITEHORSE FINANCE CREDIT I, LLC (the "Company"), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as lender (the "Lender") and administrative agent (the "Administrative Agent"), CITIBANK, N.A., as collateral agent (the "Collateral Agent") and securities intermediary (the "Securities Intermediary"), WHITEHORSE FINANCE, INC. (the "Portfolio Manager") and VIRTUS GROUP LP, as collateral administrator (the "Collateral Administrator"). Reference is hereby made to the Fifth Amended and Restated Loan Agreement (as amended by the First Amendment dated as of July 15, 2021, as amended by the Second Amendment dated as of October 4, 2021, as amended by the Third Amendment dated as of January 4, 2022 and as further amended or modified from time to time, the "Loan Agreement"), dated as of April 28, 2021, among the Company, the Lender, the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Portfolio Manager and the Collateral Administrator. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Loan Agreement.

WHEREAS, the parties hereto are parties to the Loan Agreement;

WHEREAS, the parties hereto desire to amend the terms of the Loan Agreement in accordance with Section 10.05 thereof as provided for herein; and

ACCORDINGLY, the Loan Agreement is hereby amended as follows:

SECTION 1.AMENDMENT TO THE LOAN AGREEMENT

The Loan Agreement is hereby amended in accordance with Section 10.05 thereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Security Agreement attached as Exhibit A hereto.   Exhibit A hereto constitutes a conformed copy of the Loan and Security Agreement.

SECTION 2.MISCELLANEOUS.

(A)The effectiveness of this Amendment shall be subject to receipt by the Administrative Agent of (i) the fee payable in accordance with the Fourth Amendment Effective Date Letter and (ii) to the extent the Company qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company.

(B)The parties hereto hereby agree that, except as specifically amended herein, the Loan Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Loan Agreement, or constitute a waiver of any provision of any other agreement.
(C)The Collateral Administrator, the Collateral Agent and the Securities Intermediary are hereby directed to execute and deliver this Amendment.
(D)The effectiveness of this Amendment shall be subject to receipt by the Administrative Agent of an opinion of counsel for the Company to the effect that this Amendment constitutes a legal, valid and binding obligation of the Company (subject to standard qualifications and assumptions).
(E)The Portfolio Manager hereby certifies that (i) all of the Company’s representations and warranties set forth in Section 6.01 of the Loan Agreement are true and correct (subject to any materiality qualifiers set forth therein) as of the date hereof and (ii) as of the date hereof, no Default, Event of Default or Market Value Cure Failure has occurred and is continuing.
(F)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(G)This Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
(H)	This Amendment shall be effective as of the date of this Amendment first written above.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WHITEHORSE FINANCE CREDIT I, LLC

By:	/s/ Joyson Thomas
	Name:	Joyson Thomas
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James Greenfield
	Name:	James Greenfield
	Title:	Executive Director

CITIBANK, N.A., as Collateral Agent

By:	/s/ Jose Mayorga
	Name:	Jose Mayorga
	Title:	Senior Trust Officer

CITIBANK, N.A., as Securities Intermediary

By:	/s/ Jose Mayorga
	Name:	Jose Mayorga
	Title:	Senior Trust Officer

VIRTUS GROUP LP, as Collateral Administrator

By:	Rocket Partners holdings, LLC, its General Partner

By:	/s/ Paul Plank
	Name:	Paul Plank
	Title:	Authorized Signatory

WhiteHorse Finance Credit I, LLC

Fourth Amendment to Fifth Amended and Restated Loan Agreement

WHITEHORSE FINANCE, INC., as Portfolio Manager

By:	/s/ Joyson Thomas
	Name:	Joyson Thomas
	Title:	Authorized Signatory

The Financing Provider

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Greenfield
	Name:	James Greenfield
	Title:	Executive Director

WhiteHorse Finance Credit I, LLC

Fourth Amendment to Fifth Amended and Restated Loan Agreement

Exhibit A

Changed Pages to Conformed Loan Agreement

~~For informational purposes only~~Execution Version

Conformed through the ~~First~~Fourth Amendment to the Amended and Restated Loan Agreement

dated as of ~~July 15, 2021 Conformed through the Second Amendment to the Amended and Restated Loan Agreement~~

~~dated as of October 4, 2021 Conformed through the Third Amendment to the Amended and Restated Loan Agreement~~

~~dated as of January~~February 4, 2022

FIFTH AMENDED AND RESTATED

LOAN AGREEMENT

dated as of April 28, 2021 among

WHITEHORSE FINANCE CREDIT I, LLC

The Financing Providers Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent and

WHITEHORSE FINANCE, INC.,

as Portfolio Manager

FIFTH AMENDED AND RESTATED LOAN AGREEMENT, dated as of April 28,

2021 (this "Agreement"), among WHITEHORSE FINANCE CREDIT I, LLC, as borrower (the "Company"); WHITEHORSE FINANCE, INC. (the "Portfolio Manager"); the Financing Providers party hereto; the Collateral Agent party hereto (in such capacity, the "Collateral Agent"); the Collateral Administrator party hereto (in such capacity, the "Collateral Administrator"); the Securities Intermediary party hereto (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Financing Providers hereunder (in such capacity, the "Administrative Agent").

Pursuant to Section 10.05, the parties to the Fourth Amended and Restated Loan Agreement, dated as of November 22, 2019 (as amended by the First Amendment, dated as of December 21, 2020, the "Original Agreement"), hereby agree to amend and restate the Original Agreement and the Original Agreement is hereby amended and restated as set forth in this Agreement.

The Portfolio Manager and the Company wish for the Company to acquire and finance certain loans and other debt securities (together with the Subsidiary Investments (as defined below), the "Portfolio Investments"), all on and subject to the terms and conditions set forth herein.

The Company entered into a Sale and Contribution Agreement (the "Parent Sale Agreement"), dated as of December 23, 2015, between the Company and WhiteHorse Finance, Inc. (the "Parent"), pursuant to which the Company acquired certain Portfolio Investments listed, together with certain other Portfolio Investments acquired by the Company on the Original Effective Date, on Schedule 5 hereof (the "Initial Portfolio Investments") and from time to time may acquire additional Portfolio Investments from the Parent.

The Company has formed the Permitted Subsidiary to purchase or originate certain loans made to obligors in the State of California (the "Subsidiary Investments") and the Company wishes to provide proceeds of Advances to the Permitted Subsidiary from time to time for that purpose.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association ("JPMCB") has agreed to make ~~advances~~Tranche A Advances and/or Tranche B Advances, as applicable, to the Company (cumulatively, the "Advances") hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the "Transaction Schedule").

JPMCB, together with its respective successors and permitted assigns, are referred to herein as the "Financing Providers", and the types of financings to be made available by them hereunder are referred to herein as the "Financings". For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect.

Accordingly, the parties hereto agree that the Original Agreement is hereby amended and restated in its entirety as follows:

Certain Defined Terms

"Accounts" has the meaning set forth in Section 8.01(a).

"Additional Distribution Date" has the meaning set forth in Section 4.05.

"Adjusted Applicable Margin" means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.

Effective Rate in effect on such day plus 0.50% and (ii) with respect to CAD denominated Advances shall be the Canadian Prime Rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Canadian Prime Rate, as applicable, shall be effective from and including the effective date of such change in the applicable rate. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again.

"Base Rate Advance" means, on any date of determination, any Advance denominated in any Permitted Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

"Benchmark" means, with respect to Tranche A Advances in each Permitted Currency and Tranche B Advances denominated in a Permitted Non-USD Currency, initially, the applicable Reference Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.04.

"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in a Permitted Non-USD Currency, "Benchmark Replacement" shall mean the alternative set forth in (3) below:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement

Adjustment;

(3)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Permitted Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to Tranche A Advances denominated in USD, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the "Benchmark Replacement" shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than 0% per annum, the Benchmark Replacement will be deemed to be 0% per annum for the purposes of this Agreement and the other Loan Documents.

announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04.

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Borrowing Base Test" means a test that will be satisfied on any date of determination if the following is true:

Where:

Adv = the aggregate principal amount of the Advances actually outstanding on such date of determination;

PP = Principal Proceeds then on deposit in the Accounts, the Permitted CAD Accounts, the Permitted EUR Accounts and the Permitted GBP Accounts (including cash and Eligible Investments (other than Principal Proceeds that have been identified for use to settle outstanding Purchase Commitments which have traded but not settled)); and

AR = 60%.

"Bridge Advances" means all Advances made by the Lenders as part of the Bridge Commitment upon the terms set forth in this Agreement.

"Bridge Commitment" means any Financing Commitment of the Lenders to make Bridge Advances with respect to Tranche B in an amount not to exceed $~~50,000,000~~25,000,000.

"Bridge Commitment Period" means the period beginning on, and including, the Second Amendment Effective Date and ending on, but excluding, the date that is ~~four~~six calendar months following the Second Amendment Effective Date.

"Business Day" means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located; provided that,

(i)	with respect to any LIBO Rate or SONIA related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, "Business Day" shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the calculation or conversion of amounts denominated in CAD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada and (iii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day.

"CAD" and "C$" mean Canadian dollars.

"CAD Collection Account" means the account established by the Securities Intermediary (acting through its London Branch) in accordance with Section 8.01 and designated as the "CAD Collection Account".

"CAD Equivalent" means, with respect to any amount in USD, the amount of CAD that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

"CAD Obligation" means any Portfolio Investment denominated in CAD.

"CAD Unfunded Exposure Account" means the account established by the Securities Intermediary (acting through its London Branch) in accordance with Section 8.01 and designated as the "CAD Unfunded Exposure Account".

"Calculation Period" means, (i) with respect to Tranche A, the quarterly period from and including the date on which the first Advance is made with respect of such Tranche hereunder and (ii) with respect to Tranche B, from and including the Fourth Amendment Effective Date, in each case, to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the 5th calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

"Calculation Period Start Date" means the 5th calendar day of March, June, September and December of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in March, 2016.

"Canadian Prime Rate" means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) the CDOR Rate, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

"Cash Equivalents" means, any of the following, denominated in U.S. Dollars: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after management policies and decisions of the Permitted Subsidiary or (ii) cease to own and control legally and beneficially all of the equity interests of the Permitted Subsidiary.

"Charges" has the meaning set forth in Section 10.08.

"CME Term SOFR Administrator" means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

"Code" means the Internal Revenue Code of 1986, as amended. "Collateral" has the meaning set forth in Section 8.02(a).

"Collateral Principal Amount" means on any date of determination (A) the aggregate principal balance of the Portfolio, excluding the unfunded balance of any Delayed Funding Term Loan or Revolving Loan as of such date, plus (B) the amounts on deposit in the Accounts, the Permitted CAD Accounts, the Permitted EUR Accounts and the Permitted GBP Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date and the amounts on deposit in the Unfunded Exposure Account (including cash and Eligible Investments), the CAD Unfunded Exposure Account, the EUR Unfunded Exposure Account and the GBP Unfunded Exposure Account as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

"Collection Account" has the meaning set forth in Section 8.01(a).

"Commitment Increase Date" means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email) an increase of the Tranche B Financing Commitment, with a copy to the Collateral Administrator and the Collateral Agent, a Commitment Increase Request.

"Commitment Increase Request" means, on any date prior to the termination of the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Tranche B Financing Commitments pursuant to Section 2.05.

"Concentration Limitation Excess" means, without duplication, the principal amount of any Portfolio Investment that exceeds any Concentration Limitation; provided that the Portfolio Manager shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided, further, that, with respect to any Delayed Funding Term Loan or Revolving Loan, the Portfolio Manager shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan or Revolving Loan before selecting any unfunded portion of such aggregate commitment amount; provided, further, that, if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) with the lowest Market Value (as determined in the reasonable commercial judgment of the Administrative Agent) shall make up the Concentration Limitation Excess.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Corresponding Tenor" means with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Disruption Event" means either or both of (a) a material disruption to those payment or communications systems or to those of financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or (b) the occurrence of any other event which results in a disruption (of a technical of systems-related nature) to the treasury or payments operations of a party preventing that or any other party (i) from performing its payment obligations under the Loan Documents or (ii) from communicating with other parties in accordance with the terms of the Loan Documents.

"Dollar Equivalent" means, with respect to any Advance denominated in any Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of Permitted Non-USD Currency, as applicable, of such Advance using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

"Early Opt-in Election" means

(a)	in the case of Tranche A Advances denominated in USD, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in U.S. dollars at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Company to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b)in the case of Advances denominated in any Permitted Non-USD Currency, the occurrence of:

(1)(i) a determination by the Administrative Agent or (ii) a notification by the Required Financing Providers to the Administrative Agent (with a copy to the Company) that the Required Financing Providers have determined that syndicated credit facilities denominated in the applicable Permitted Non-USD Currency being executed at such time, or that include language similar to that contained in Section 3.04 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the applicable Reference Rate, and

(2)(i) the election by the Administrative Agent or (ii) the election by the Required Financing Providers to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Financing Providers of written notice of such election to the Administrative Agent.

"EBITDA" means, with respect to the last four full fiscal quarters with respect to any Portfolio Investment, the meaning of "EBITDA", "Adjusted EBITDA" or any comparable definition in the underlying instruments for each such Portfolio Investment, and in any case that "EBITDA", "Adjusted EBITDA" or such comparable definition is not defined in such underlying instruments, an amount, for the obligor on such Portfolio Investment and any parent that is obligated pursuant to the underlying provided that, with respect to any Additional Distribution Date, the aggregate Expense Reserve Account Amount with respect to such Additional Distribution Date shall be an amount equal to U.S.$100,000 minus the available balance of the Expense Reserve Account on such date minus the Expense Reserve Account Amount(s) on any prior Additional Distribution Date(s) occurring during the same Calculation Period.

"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements thereunder, similar or related non-U.S. Law that corresponds to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

"Federal Funds Effective Rate" means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

"Federal Reserve Bank of New York's Website" means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

"Fifth A&R Effective Date" means April 28, 2021.

"Financing Commitment" means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the cumulative commitment of such Financing Provider to provide ~~such type of Financing~~Tranche A Advances and Tranche B Advances to the Company hereunder in an amount up to but not exceeding the portion of the applicable financing limit set forth on the Transaction Schedule that is held by such Financing Provider at such time.

"First Amendment Effective Date" means July 15, 2021.

"First Amendment Effective Date Letter" means the letter agreement, dated as of the First Amendment Effective Date, by and between the Company and the Administrative Agent.

"FLLO Loan" means any interest in a loan, including any assignment of or participation in or other interest in a loan, that satisfies the definition of "Senior Secured Loan" except that, at any time after an event of default under the related underlying instruments, such interest will be paid after one or more tranches of Senior Secured Loans issued by the related obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the related underlying instruments, an agreement among lenders or other applicable agreement. For the avoidance of doubt, any FLLO Loan identified as such on the related Notice of Acquisition and approved by the Administrative Agent shall not be reclassified by the Administrative Agent after the related Trade Date.

"Foreign Lender" means a Lender that is not a U.S. Person. "Fourth Amendment Effective Date" means February 4, 2022.

"Fourth Amendment Effective Date Letter" means the letter agreement, dated as of the Fourth Amendment Effective Date, by and between the Company and the Administrative Agent.

"GAAP" means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

"GBP" and "£" mean British Pounds.

"GBP Account Opening Notice" has the meaning set forth in Section 8.01(a).

"GBP Collection Account" means the account established by the Securities Intermediary (acting through its London Branch) in accordance with Section 8.01 and designated as the "GBP Collection Account".

"GBP Equivalent" means, with respect to any amount in USD, the amount of GBP that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

"GBP Obligation" means any Portfolio Investment denominated in GBP.

"GBP Unfunded Exposure Account" means the account established by the Securities Intermediary (acting through its London Branch) in accordance with Section 8.01 and designated as the "GBP Unfunded Exposure Account".

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Indebtedness" as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and

(vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, "Indebtedness" shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

"Indemnified Person" has the meaning specified in Section 5.03(b).

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

"Lender" has the meaning set forth in Section 2.01.

"Lender Participant" has the meaning set forth in Section 10.06(c).

"LIBO Rate" means, for each Calculation Period relating to ~~an~~a Tranche A Advance denominated in U.S. Dollars, the rate appearing on the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for U.S. dollar deposits with a maturity of three months. If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate (which shall not be less than zero) at which USD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period. Notwithstanding anything in the foregoing to the contrary, if the LIBO Rate as calculated for any purpose under this Agreement is below zero percent, the LIBO Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

"LIBO Screen Rate" means, for any day and time, with respect to any Tranche A Advance ~~for any applicable Permitted Currency~~denominated in USD and for any Calculation Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for ~~the relevant Permitted Currency~~USD for a term of three months as displayed on such day and time on pages LIBOR01 ~~or LIBOR02~~ of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall not be available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period available that is shorter than three months and (b) the LIBO Screen Rate that is the shortest period available that is longer than three months, in each case at such time; provided, further, that if the LIBO Screen Rate as so determined would be less than zero percent, such rate shall be deemed to be zero percent for the purposes of this Agreement.

"Lien" means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics' liens and any liens that attach by operation of law.

"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

"Loan Documents" means this Agreement, the Asset Pledge Agreement, the Equity Pledge Agreement, the Parent Sale Agreement, the Amendment Date Letter, the First Amendment Effective Date Letter ~~and~~, the Second Amendment Effective Date Letter, the Third Amendment Effective Date Letter and the Fourth Amendment Effective Date Letter.

"Losses" has the meaning set forth in Section 5.03(a).

"Margin Stock" has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

"Market Value Cure Period" means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of the events set forth in clause (A)(i) of the definition of the term Market Value Event and ending at (x) the close of business in New York two (2) Business Days thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.

"Market Value Cure Trigger" has the meaning set forth in the Transaction Schedule. "Market Value Event" means (A) the occurrence of both of the following events (i) the

Administrative Agent shall have determined and notified the Portfolio Manager in writing as of any date that the Net Advances equal or exceed the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b) the Net Asset Value and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within (i) in the case of a Loan, fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, three (3) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof.

"Market Value Trigger" has the meaning set forth in the Transaction Schedule. "Material Adverse Effect" means a material adverse effect on (a) the business, assets,

operations or condition, financial or otherwise, of the Company or the Portfolio Manager, taken as a whole, (b) the ability of the Company or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any of the other Loan Documents.

"Material Amendment" has the meaning set forth in Section 10.06(c).

"Maturity Date" means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule; provided that the Scheduled Termination Date for purposes of the repayment of the Bridge Advances (and accrued interest thereon and fees in respect thereof) shall be the date that is ~~three~~six calendar months following the Second Amendment Effective Date, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

"Maximum Rate" has the meaning set forth in Section 10.08.

"Mezzanine Obligation" means a Portfolio Investment which is unsecured, subordinated debt of a company that represents a claim on such company's assets which is senior only to that of the equity securities of such company.

"Minimum Equity Test" means a test that will be satisfied on any date of determination if the sum of the Net Asset Value minus the Net Advances as of such date exceeds the Market Value of the four (4) largest Portfolio Investments (after giving effect to any haircuts applied for the purposes of the Concentration Limitations) as of such date.

"Minimum Funding Amount" means, with respect to the Financing Commitment, on any date of determination, the amount set forth in the table below plus 70% of the Bridge Commitment Amount during the period from and including October 18, 2021 to the last day of the Bridge Commitment Period; provided that, on and after any Commitment Increase Date, the Minimum Funding Amount shall be the amount ~~set forth in the last row below~~specified above plus 70% of the increase in the Financing Commitment resulting from the Commitment Increase Request and any prior Commitment Increase Request:

Period Start Date	Period End Date	Minimum Funding Amount (U.S.$)
Amendment Date	To and including the last day of the Reinvestment Period	~~200,000,000~~217,000,000

"MV Cure Account" has the meaning set forth in Section 8.01(a).

"Nationally Recognized Valuation Provider" means (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc. and (vi) Murray Devine and (vii) Alvarez & Marsal; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that (A) the Administrative Agent may remove up to three providers from this definition by written notice to the Company and the Portfolio Manager and (B) upon any such removal, the Company may add an equivalent number of entities providing professional asset valuation services to this definition (with the consent of the Administrative Agent).

"Net Advances" means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Accounts, the Permitted CAD Accounts, the Permitted EUR Accounts and the Permitted GBP Accounts (including cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been identified for use to settle outstanding Purchase Commitments which have traded but not settled).

"Net Asset Value" means, (A) the sum of (I) the Market Value of each Portfolio Investment (both owned and in respect of which there are outstanding Purchase Commitments which have traded but not settled) in the Portfolio that is not (x) an Ineligible Investment or (y) a Portfolio Investment which has traded but not settled (i) in the case of a Loan, within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, within three (3) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof, multiplied by (II) the funded principal amount of such Portfolio Investment minus (B) the Unfunded Exposure Shortfall; provided that product of the Market Value and the Concentration Limitation Excess will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

"New York Collateral" has the meaning set forth in Section 8.02(b).

"Non-Call Period" means the period beginning on, and including, the Amendment Date and ending on, but excluding, November 22, 2022.

"Person" means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Company, the Parent or any ERISA Affiliate.

"Plan Asset Rules" means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

"Pledged Accounts" means the accounts (including any applicable sub-accounts) established by the Permitted Subsidiary at Citibank, N.A. and pledged to the Collateral Agent pursuant to the Asset Pledge Agreement.

"Portfolio" means all Portfolio Investments Purchased or Substituted hereunder and not otherwise sold or liquidated.

"Portfolio Manager Breach" has the meaning set forth in Section 5.03(a). "Portfolio Manager Party" has the meaning set forth in Section 5.03(a).

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Principal Proceeds" means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Accounts, the Permitted CAD Accounts, the Permitted EUR Accounts and the Permitted GBP Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account, the CAD Unfunded Exposure Account, the EUR Unfunded Exposure Account or the GBP Unfunded Exposure Account.

"Priority of Payments" has the meaning set forth in Section 4.05. "Proceeding" has the meaning set forth in Section 10.07(b).

"Purchase" means each acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of a contribution by the Parent to the Company pursuant to the Parent Sale Agreement and, in the case of the Permitted Subsidiary, origination of such Portfolio Investment, directly or indirectly.

"Purchase Commitment" has the meaning set forth in Section 1.02.

"Reference Rate" means (i) with respect to Tranche A Advances denominated in USD and related calculations, the applicable LIBO Rate, (ii) with respect to Advances denominated in CAD and related calculations, the CDOR Rate, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA and (iv) with respect to Advances denominated in EUR and related calculations, EURIBOR. The Reference Rate shall be determined by the Administrative Agent (and notified in writing to the Collateral Administrator and the Portfolio Manager), and such determination shall be conclusive absent manifest error.

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

"Register" has the meaning set forth in Section 10.06(b).

"Reinvestment Period" means the period beginning on, and including, the Amendment Date and ending on, but excluding, the earliest of (i) November 22, 2024, (ii) the date on which a Market Value Event occurs and (iii) the date on which an Event of Default occurs.

"Related Party" has the meaning set forth in Section 9.01.

"Relevant Governmental Body" means (i) with respect to a Benchmark Replacement in respect of Tranche A Advances denominated in USD, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in any Permitted Non-USD Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or

(4)	the Financial Stability Board or any part thereof.

"Required Financing Providers" means the Financing Providers with respect to 66 2/3% of the aggregate principal amount of the outstanding Advances.

"Responsible Officer" means (a) with respect to the Collateral Agent, any officer of the Collateral Agent customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement and (b) with respect to the Collateral Administrator, any officer of the Collateral Administrator customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement.

"Restricted Payment" means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

"Senior Secured Loan" means any interest in a loan, including any assignment of or participation in or other interest in a loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a "Permitted Working Capital Lien") and (2) validly perfected and first priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) in all other collateral under Applicable Law, and (iii) the Portfolio Manager determines in good faith that the value of the collateral for such loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral. For the avoidance of doubt, debtor-in-possession loans and FLLO Loans shall constitute Senior Secured Loans.

"Settlement Date" has the meaning set forth in Section 1.03.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator's Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day or, for purposes of CME Term SOFR Administrator and the calculation of the Term SOFR Reference Rate, the meaning set forth in the definition of Term SOFR Reference Rate.

"SOFR Administrator" means the NYFRB (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator's Website" means the NYFRB's website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"Solvent" means, with respect to any entity, that as of the date of determination, (a) the sum of such entity's debt (including contingent liabilities) does not exceed the present fair value of such entity's present assets; (b) such entity's capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"SONIA" means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such business day published by the SONIA Administrator on the SONIA Administrator’s Website.

"SONIA Administrator" means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

"Spot Rate" means, as of any date of determination, (x) with respect to actual currency exchange between USD and any Permitted Non-USD Currency and the calculations made pursuant to Section 1.07(b), the applicable currency-USD spot rate available through Citibank, N.A.'s banking facilities (or, if Citibank, N.A. has notified the Administrative Agent and the Company that it will no longer provide such services or if Citibank, N.A. or one of its Affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and any Permitted Non-USD Currency, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication used by the Collateral Administrator for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

"Subsidiary Investments" has the meaning set forth in the recitals. "Substitute Portfolio Investment" has the meaning set forth in Section 1.05. "Substitution" has the meaning set forth in Section 1.05.

"Substitution Date" has the meaning set forth in Section 1.03.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term SOFR" means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Term SOFR Notice" means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term SOFR Transition Event.

"Term SOFR Rate" means, for each Calculation Period relating to a Tranche B Advance denominated in USD or a Bridge Advance denominated in USD, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Calculation Period for rates with a tenor of three months, as such rate is published by the CME Term SOFR Administrator; provided that if such Term SOFR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Term SOFR Reference Rate" means, for any day and time (such day, the "Term SOFR Determination Day"), for each Calculation Period relating to a Tranche B Advance denominated in USD or a Bridge Advance denominated in USD, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on the overnight funding rate ("SOFR"); provided that if the Term SOFR Reference Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement. If by 5:00 pm (Central time) on the fifth (5th) Business Day immediately following any Term SOFR Determination Day, the "Term SOFR Reference Rate" for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

"Term SOFR Transition Event" means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.04 that is not Term SOFR.

"Third Amendment Effective Date Letter" means the letter agreement, dated as of January 4, 2022, by and between the Company and the Administrative Agent.

"Trade Date" has the meaning set forth in Section 1.03.

"Tranche A Advances" means all Advances made by the Lenders as part of the Tranche A Financing Commitment upon the terms set forth in this Agreement.

"Tranche A Financing Commitment" means any Tranche A Financing Commitment of the Lenders set forth in Schedule 1 hereto.

"Tranche B Advances" means all Advances made by the Lenders as part of the Tranche B Financing Commitment upon the terms set forth in this Agreement.

"Tranche B Financing Commitment" means any Tranche B Financing Commitment of the Lenders set forth in Schedule 1 hereto.

"UCC" has the meaning set forth in Section 8.01(b).

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero percent, the Unadjusted Benchmark Replacement will be deemed to be zero percent for the purposes of this Agreement.

"Unfunded Exposure Account" has the meaning set forth in Section 8.01(a).

"Unfunded Exposure Amount" means, on any date of determination, the sum (determined on a traded basis), with respect to each Delayed Funding Term Loan or Revolving Loan, of an amount equal to the aggregate amount of all unfunded commitments (in the case of unfunded commitments denominated in any Permitted Non-USD Currency, converted to USD at the Spot Rate on such date of determination) associated with such Delayed Funding Term Loan or Revolving Loan, as applicable.

to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales). None of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager, the Financing Providers or any other person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.

SECTION 1.05.Substitution.

During the Reinvestment Period, the Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a "Substitution" and such new Portfolio Investment, a "Substitute Portfolio Investment") so long as the Company has submitted a Notice of Acquisition and all applicable conditions precedent set forth in Section 1.02(c) and Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution.

SECTION 1.06.Certain Assumptions Relating to Portfolio Investments.

(a)For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company or the Permitted Subsidiary has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company or the Permitted Subsidiary until such settlement date.

(b)Unfunded commitments in respect of Delayed Funding Loans and Revolving

Loans shall not be considered funded for purposes of the definition of the term Market Value and the calculation of the Net Asset Value, the Borrowing Base Test and the Minimum Equity Test.

(c)For purposes of all calculations and related reports hereunder, (A) each Tranche

A Advance shall be a Base Advance and (B)(i) each Tranche B Advance made shall be deemed to be a Base Advance until the aggregate principal amount of the Tranche B Advances equals the aggregate Tranche B Financing Commitments (excluding any Bridge Commitment) and each Tranche B Advance made thereafter (until the aggregate principal amount of the Tranche B Advances is lower than the aggregate Tranche B Financing Commitments (excluding any Bridge Commitment)) shall be deemed to be a Bridge Advance and (ii) each partial prepayment of Tranche B Advances and/or partial cancellation of Tranche B Financing Commitments shall be deemed to relate first to Bridge Advances and/or the Bridge Commitment and thereafter to Base Advances and the Tranche B Financing Commitment in respect thereof. The information set forth in the Register with respect to the Base Advances and the Bridge Advances shall be binding absent manifest error.

(d)For all purposes hereunder (including, without limitation, Section 3.01(d) and Section 4.07(a)), (i) each Advance made shall be a Tranche A Advance or a Tranche B Advance as indicated by the Portfolio Manager in the applicable Request for Advance, subject to the availability of the Tranche A Financing Commitment and the Tranche B Financing Commitment, as applicable, and (ii) each partial prepayment of Advances and/or partial cancellation or termination in full of the Financing Commitments shall relate to Tranche A Advances and/or the Tranche A Financing Commitment and to Tranche B Advances and/or the Tranche B Financing Commitment as directed by the Portfolio Manager in writing; provided that any prepayment of Advances denominated in USD that is made using Principal Proceeds of any Portfolio Investment that was acquired with a Tranche A Advance shall be applied first to prepay Tranche A Advances denominated in USD. The information set forth in the Register with respect to the Tranche A Advances and the Tranche B Advances shall be binding absent manifest error.

SECTION 1.07.Currency Equivalents.

(a)Except as set forth in clause (b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount and Market Value of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted CAD Account, Permitted EUR Account or Permitted GBP Account, as applicable, and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Advances denominated in a Permitted

Non-USD Currency shall be converted to USD at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b)Except as provided in Section 4.06(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in

U.S. Dollars, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the CAD Equivalent, EUR Equivalent or GBP Equivalent , as applicable, of such U.S. dollar amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency).

SECTION 1.08.Interest Rates; LIBOR Notification.

The interest rate on an Advance denominated in USD or a Permitted Non-USD Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the "IBA") for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Advances denominated in USD. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.

Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-In Election, Section 3.04 provides a mechanism for determining an alternative rate of interest in respect of Tranche A Advances and Tranche B Advances denominated in a Permitted Non-USD

Currency. The Administrative Agent will promptly notify the Company, pursuant to Section 3.04, of any change to the reference rate upon which the interest rate on ~~an~~a Tranche A Advance or Tranche B

Advance denominated in a Permitted Non-USD Currency is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBO Rate" (or any other Reference Rate or definition related thereto, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.04(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.04(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or the applicable Reference Rate) or have the same volume or liquidity as did the London interbank offered rate (or the applicable Reference Rate) prior to its discontinuance or unavailability.

ARTICLE II THE FINANCINGS

SECTION 2.01.Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Financing Provider hereby severally agrees to make available to the Company the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider, in a Permitted Currency, in an aggregate amount, for such Financing Provider and such Permitted Currency, not exceeding the amount of its Financing Commitment for such Permitted Currency. The Financing Commitments shall terminate on the earliest of (a) the last day of the Reinvestment Period (or, in the case of the Bridge Commitment, if sooner, the Scheduled Termination Date in respect of the Bridge Advances), (b) the Maturity Date and (c) the occurrence of a Market Value Event (or, if earlier, the date of termination of the Financing Commitments pursuant to Article VII).

A Financing Provider with a Financing Commitment to make Advances hereunder is referred to as a "Lender".

SECTION 2.02.[reserved]

SECTION 2.03.Financings; Use of Proceeds.

(a)Subject to the satisfaction or waiver of the conditions to the Purchase of a

Portfolio Investment set forth in Section 1.03 both as of the related Trade Date and Settlement Date, the applicable Financing Providers will make the applicable Financing available to the Company on the related Settlement Date (or otherwise on the related specified borrowing date if no Portfolio Investment is being acquired on such date) as provided herein; provided that, if no Portfolio Investment is being acquired on such date, only the conditions set forth in clauses (3) and (4) of Section 1.03 shall require satisfaction or waiver.

(b)Except as expressly provided herein, the failure of any Financing Provider to make any Advance required hereunder shall not relieve any other Financing Provider of its obligations hereunder. If any Financing Provider shall fail to provide any Financing to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Financing Provider to satisfy such Financing Provider's obligations hereunder until all such unsatisfied obligations are fully paid.

organized and (ii) such other searches that the Administrative Agent deems necessary or appropriate.

SECTION 2.05.Commitment Increase Option. The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Request for an increase in the Tranche B Financing Commitment to up to $~~350,000,000~~65,000,000 (in the aggregate, without regards to any Bridge Advances), subject to satisfaction of the following conditions precedent:

(a)each of the Lenders and Administrative Agent (in their sole discretion) approve in writing (which may be by email) such Commitment Increase Request; provided, that each of the Lenders and the Administrative Agent shall use commercially reasonable efforts to respond to any Commitment Increase Request within ten (10) Business Days of receipt thereof; provided, further, that the failure of any Lender or the Administrative Agent to respond within ten (10) Business Days shall not constitute a breach or default of any duty or obligation by such party.

(b)	no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c)	the Borrowing Base Test and the Minimum Equity Test are each satisfied on and as of the Commitment Increase Date;

(d)	all of the representations and warranties contained in Article VI and in any other

Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e)	no commitment reduction shall have occurred pursuant to Section 4.07(a) in connection with JPMorgan Chase Bank, National Association ceasing to act as Administrative Agent or the occurrence of a Non-Call Termination Event prior to the Commitment Increase Date;

(f)	the Company shall have paid to the Administrative Agent on the Commitment

Increase Date, for the account of each Lender, an upfront fee in the amount specified in the Amendment Date Letter;

(g)any Commitment Increase Request shall be in an amount not less than

$35,000,000 (or, if the positive difference between $~~350,000,000~~65,000,000 and the Tranche B Financing Commitment (without regards to any Bridge Advances) in effect immediately prior to such Commitment Increase Request is less than $35,000,000, the amount of such positive difference); and

(h)receipt by the Administrative Agent of such other documentation as the

Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (g) on the Amendment Effective Date.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01.The Advances.

(a)Making the Advances. If the Lenders are required to make an Advance to the

Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Collateral Agent for deposit to the Collection Account, the CAD Collection Account, the EUR Collection Account or the GBP Collection Account, as applicable. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow and prepay Advances. The Company may, during the Reinvestment Period, reborrow Advances in an amount up to (x) the aggregate Financing Commitments of the Lenders on such date minus (y) the Minimum Funding Amount, subject to the terms and conditions set forth herein. Except as set forth in the immediately preceding sentence, once prepaid, Advances may not be reborrowed.

(b)Interest on the Advances. Subject to Section 3.01(h), all outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to (i) in the case of Tranche A Advances and Tranche B Advances denominated in a Permitted Non-USD Currency, the applicable Benchmark and (ii) in the case of Tranche B Advances denominated in USD, the Term SOFR Rate, in each case, for each Calculation Period in effect plus the Applicable Margin for such Advances set forth on the Transaction Schedule. Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of Tranche A Advances and Tranche B Advances denominated in a Permitted Non-USD Currency, the applicable Benchmark and (ii) in the case of Tranche B Advances denominated in USD, the Term SOFR Rate plus, in each case, the Adjusted Applicable Margin. If, on any date the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount specified in the definition of the term Minimum Funding Amount, then the Company shall pay the Lenders interest at a per annum rate equal to (i) the Applicable Margin for Advances in U.S. Dollars set forth on the Transaction Schedule multiplied by (ii) the amount equal to the Minimum Funding Amount minus the aggregate principal amount of the outstanding Advances. For purposes of the foregoing, the Benchmark for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in GBP.

(c)Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the Permitted Currency thereof. The Administrative Agent shall maintain accounts in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, (3) the Permitted Currency of such Advance, (4) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof, (5) whether each applicable Advance constitutes a Tranche A Advance or a Tranche B Advance and (~~5~~6) whether each applicable Advance constitutes an a Base Advance or a Bridge Advance. The entries made in the accounts maintained pursuant to this paragraph (c) shall, to the extent consistent with the records in the Register, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), which delivery the Administrative Agent shall record in the Register. Thereafter, to the extent so reflected in the Register, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

(d)Pro Rata Treatment. Except as otherwise provided herein (including, for the avoidance of doubt, Section 1.06(d) and Section 4.07(a)), all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e)Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the Original Effective Date, makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as mandated by law in clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the applicable Advances to bear interest by reference to the ~~applicable~~ Reference Rate or Term SOFR Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(f)Increased Costs.

(i)If any Change in Law shall:

(A)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B)impose on any Lender ~~or~~, the London interbank market or the SOFR market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the Original Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E)The Administrative Agent shall deliver to the Company an electronic copy of an

IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Company that it is a "U.S. person" and a "financial institution" within the meaning of Treasury Regulations Section 1.1441-1 and a "U.S. financial institution" within the meaning of Treasury Regulations Section 1.1471-3(a)(3)(iii) and that it will comply with its obligations to withhold under Section 1441 of the Code and FATCA.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party's obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.04.Interest Rate Unascertainable, Inadequate or Unfair.

(a)Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.04 (in the case of Tranche A Advances and Tranche B Advances in a Permitted Non-USD Currency), if prior to the commencement of any Calculation Period for an Advance, (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining a Reference Rate or Term SOFR Reference Rate (including, without limitation, because such Reference Rate or Term SOFR Reference Rate is not available or published on a current basis) for the applicable Permitted Currency and such Calculation Period; provided that, with respect to any Reference Rate, no Benchmark Transition Event shall have occurred at such time or (y) the Administrative Agent is advised by the Required Financing Providers that the applicable Reference Rate or Term SOFR Reference Rate for the applicable Permitted Currency and such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their

Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any Advance denominated in such Permitted Currency made by the Lenders shall thereupon constitute a Base Rate Advance.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Financing Providers.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to ~~an~~a Tranche A Advance denominated in USD, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice.

(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)	The Administrative Agent will promptly notify the Company and the Lenders of
(i)any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes,

(iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this

Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04.

(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of "Calculation Period" for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Calculation Period" for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)Upon the Company's receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for ~~an~~a Tranche A Advance or Tranche B Advance denominated in a Permitted Non-USD Currency in, conversion to or continuation of Tranche A Advances or Tranche B Advances denominated in a Permitted Non-USD Currency in the applicable Permitted Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for ~~an~~a Tranche A Advance or Tranche B Advance denominated in a Permitted Non-USD Currency into a request for a Base Rate Advance or conversion of an outstanding Advance to a Base Rate Advance.

ARTICLE IV COLLECTIONS AND PAYMENTS

SECTION 4.01.Interest Proceeds. The Company shall (or shall cause the Permitted

Subsidiary to) notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the Collection Account (or, in the case of Subsidiary Assets, the applicable Pledged Account); provided that (i) Interest Proceeds denominated in CAD shall be deposited into the CAD Collection Account, (ii) Interest Proceeds denominated in EUR shall be deposited into the EUR Collection Account and (iii) Interest Proceeds denominated in GBP shall be deposited into the GBP Collection Account. To the extent Interest Proceeds are received other than by deposit into the Collection Account, the CAD Collection Account, the EUR Collection Account or the GBP Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Collection Account, the CAD Collection Account, the EUR Collection Account or the GBP Collection Account, as applicable, or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account, the CAD Collection Account, the EUR Collection Account or the GBP Collection Account, as applicable, all Interest Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Portfolio Manager.

Interest Proceeds shall be retained in the Collection Account, the CAD Collection Account, the EUR Collection Account or the GBP Collection Account, as applicable, and held in cash and/or, in the case of the Collection Account, invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Cash Equivalents selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) ("Eligible Investments").

Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to Section 4.03(c)(i)(A) or Section 4.03(c)(i)(C) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure or to cure a Default described in Article VII(n), each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$2,000,000. Prepayments shall be accompanied by accrued and unpaid interest.

(ii)Each prepayment or commitment reduction pursuant to Section 4.03(c)(i)(C) and

Section 4.07(a) that is made on or before the date which is 9 months following the end of the Non-Call Period (other than a prepayment or commitment reduction in respect of a Bridge Advance), whether in full or in part, shall be accompanied by a premium equal to 1% of the principal amount of such prepayment or commitment reduction; provided that no such premium shall be payable with respect to any prepayment (or portion thereof) that does not exceed the positive difference (if any) of (x) the then-current aggregate outstanding principal amount of the Advances over (y) the then-current Minimum Funding Amount (the "Excess Funded Amount").

(d)The Company agrees to pay to the Administrative Agent, for the account of each

Lender, a commitment fee in accordance with the Priority of Payments which shall accrue at 0.75% per annum on the average daily unused amount of the Financing Commitment of such Lender (excluding any portion of such unused amount with respect to which interest is paid pursuant to Section 3.01(b)) during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)The Company agrees to pay to the Administrative Agent on the ~~Second~~Fourth

Amendment Effective Date, for the account of each Lender, a fee in accordance with the ~~Second~~Fourth Amendment Effective Date Letter.

(f)Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Sections 2.03(f) and 8.01(h). Prepayments shall be accompanied by accrued and unpaid interest.

SECTION 4.04.MV Cure Account

(a)The Company shall cause all cash received by it in connection with an Market

Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers). All amounts contributed to the Company by Parent in connection with an MV Event Cure shall be paid free and clear of any right of chargeback or other equitable claim.

forth therein;

(f)

To pay all amounts set forth in clause (a) above not paid due to the limitation set

(g)To the extent not reimbursed out of funds on deposit in the Expense Reserve

Account, to reimburse the Portfolio Manager and the Company for any and all reasonable costs and expenses incurred by the Portfolio Manager and the Company, as applicable, in connection with the Collateral or in the performance of its obligations under this Agreement;

(h)	To make any Permitted Distributions or Permitted Tax Distributions (using

Interest Proceeds and, in the case of Permitted Distributions occurring during the Reinvestment Period, Principal Proceeds) directed pursuant to this Agreement; and

(i)	(i) On any Interest Payment Date other than the Maturity Date, to deposit any remaining amounts in the Collection Account and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

SECTION 4.06.Payments Generally.

(a)All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Maturity Date and any Additional Distribution Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. Dollars, other than payments of interest and principal made in respect of Advances denominated in a Permitted Non-USD Currency, which shall be made in such Permitted Non-USD Currency. All interest calculated using the Reference Rate (other than the CDOR Rate) or Term SOFR Reference Rate, as applicable, hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate or the CDOR Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)If after receipt of an invoice from the Administrative Agent pursuant to Section 4.06(a) and at least two (2) Business Days prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date, the Collateral Administrator shall have notified the Company, the Collateral Agent and the Administrative Agent that the Company does not have a sufficient amount of funds in a Permitted Currency on deposit in the applicable Accounts that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Permitted Currency as required for such payment (a "Currency Shortfall"), then, so long as no Event of Default shall have occurred and be continuing and no Market Value Event has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange) amounts in the other Permitted Currency in any Permitted CAD Account, any Permitted EUR Account, any Permitted GBP Account or the Collection Account, as applicable, for the Permitted Currency in respect of which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such

Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c)At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts held in any Permitted CAD Account, any Permitted EUR Account or any Permitted GBP Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder.

SECTION 4.07.Termination or Reduction of Financing Commitments.

(a)After the Non-Call Period (or any other date if JPMorgan Chase Bank, National

Association ceases to act as Administrative Agent or a Non-Call Termination Event has occurred), the Company shall be entitled at its option, subject to the payment of the premium described in Section 4.03(c)(ii), and upon three (3) Business Days' prior written notice to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments of both Tranches in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premium and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments of either Tranche that exceeds the sum of the outstanding Advances. In addition, the Financing Commitments shall be automatically and irrevocably reduced by the amount of any prepayment of Advances pursuant to Section 4.03(c)(i)(C) during the Reinvestment Period that exceeds the Excess Funded Amount.

(b)The Financing Commitments shall be automatically and irrevocably reduced on the date of any prepayment made in accordance with the definition of "Market Value Cure" or in connection with the cure of a Default described in Article VII(n) in an amount equal to the amount of such prepayment.

(c)[Reserved].

(d)All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e)The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

(f)Without limitation of any of the foregoing, the Bridge Commitment shall be automatically terminated on the Scheduled Termination Date in respect of the Bridge Advances if such date occurs prior to the last day of the Reinvestment Period.

ARTICLE V

THE PORTFOLIO MANAGER

SECTION 5.01.Appointment and Duties of the Portfolio Manager. The Company

hereby appoints the Portfolio Manager as its portfolio manager under this Agreement and to perform the investment management functions of the Company set forth herein, and the Portfolio Manager hereby accepts such appointment. For so long as no Market Value Event has occurred and subject to Section 1.04, the services to be provided by the Portfolio Manager shall consist of (x) selecting, purchasing,

SCHEDULE 1

Transaction Schedule

1.	Types of FinancingAvailableFinancing Limit

Advances	yes	With respect to Tranche A:
U.S.$285,000,000, as reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.
~~Advances~~	~~yes~~

~~Prior to a Commitment Increase Date: U.S.$285,000,000 (or,~~

~~during the Bridge Commitment Period, U.S.$335,000,000); After a~~

~~Commitment Increase Date, if any, U.S.$285,000,000~~

~~(or, during the Bridge Commitment Period, U.S.$335,000,000) plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S. $350,000,000 (or,~~

~~during the Bridge Commitment Period, U.S.$400,000,000) in the~~

~~aggregate.~~

Notwithstanding anything in this Agreement to the contrary, not more than 20% of the Tranche A Financing Limit and the Tranche B Financing Limit, collectively, may be utilized in Permitted

Non-USD Currencies (and, in any case, Tranche A Advances utilized in Permitted Non-USD Currencies may not exceed the Tranche A Financing Limit); provided that not more than 10% of the Tranche A Financing Limit and the Tranche B Financing Limit, collectively, may be utilized in GBP (and, in any case, Tranche A Advances utilized in GBP may not exceed the Tranche A Financing Limit).

With respect to Tranche B:

Prior to a Commitment Increase Date: U.S.$25,000,000 (or,

during the Bridge Commitment Period, U.S.$50,000,000); After a

Commitment Increase Date, if any, U.S.$25,000,000 (or, during the Bridge Commitment Period, U.S.$50,000,000) plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to an aggregate Tranche B Financing Limit of U.S.$65,000,000 (or, during the Bridge Commitment Period, U.S.$90,000,000), as

reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

Notwithstanding anything in this Agreement to the contrary, not more than 20% of the Tranche A Financing Limit and the Tranche B Financing Limit, collectively, may be utilized in Permitted

Non-USD Currencies (and, in any case, Tranche B

Advances utilized in Permitted Non-USD Currencies may not exceed the Tranche B Financing Limit); provided that not more than 10% of the Tranche A Financing Limit and the Tranche B Financing Limit, collectively, may be utilized in GBP (and, in any case, Tranche B Advances utilized in GBP may not exceed the Tranche B Financing Limit).

Cumulative Tranche A and Tranche B Financing Limit:

Prior to a Commitment Increase Date: U.S.$310,000,000 (or,

during the Bridge Commitment Period, U.S.$335,000,000); After a

Commitment Increase Date, if any, U.S.$310,000,000

(or, during the Bridge Commitment Period, U.S.$335,000,000) plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to an aggregate cumulative Tranche A Financing Limit and Tranche B Financing Limit of U.S.$350,000,000 (or,

during the Bridge Commitment Period, U.S.$375,000,000), in each case, as reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

2.	Financing ProvidersFinancing Commitment

Lender:	JPMorgan Chase Bank, National Association

~~Prior to a Commitment Increase Date: U.S.$285,000,000~~With

respect to Tranche A:

U.S.$285,000,000, as

reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

Notwithstanding anything in this Agreement to the contrary, not more than 20% of the Tranche A Financing Commitment and the Tranche B Financing Commitment, collectively, may be utilized in Permitted Non-USD Currencies (and, in any case, may not exceed the Tranche A Financing Commitment); provided that not more than 10% of the Tranche A Financing Commitment and the Tranche B Financing Commitment, collectively, may be utilized in GBP (and, in any case, may not exceed the Tranche A Financing Commitment).

With respect to Tranche B:

Prior to a Commitment Increase Date: U.S.$25,000,000 (or,

during the Bridge Commitment Period, U.S.$50,000,000); After a

Commitment Increase Date, if any, U.S.$25,000,000 (or, during the Bridge Commitment Period, U.S.$50,000,000) plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to an aggregate Tranche B Financing Limit of U.S.$65,000,000 (or,

during the Bridge Commitment Period, U.S.$90,000,000), as

reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

Notwithstanding anything in this Agreement to the contrary, not more than 20% of the Tranche A Financing Commitment and the Tranche B Financing Commitment, collectively, may be utilized in Permitted Non-USD Currencies (and, in any case, may not exceed the Tranche B Financing Commitment); provided that not more than 10% of the Tranche A Financing Commitment and the Tranche B Financing Commitment, collectively, may be utilized in GBP (and, in any case, may not exceed the Tranche B Financing Commitment).

Cumulative Tranche A and Tranche B Financing Commitment:

Prior to a Commitment Increase Date: U.S.$310,000,000 (or,

during the Bridge Commitment Period, U.S.$335,000,000); After a

Commitment Increase Date, if any, U.S.$~~285,000,000~~310,000,

000 (or, during the Bridge

Commitment Period, U.S.$335,000,000) plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to an aggregate cumulative Tranche A Financing Limit and Tranche B Financing Limit of U.S. $350,000,000 (or,

during the Bridge Commitment Period, U.S.$~~400,000,000) in the~~

~~aggregate~~375,000,000), in each case, as reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

~~Notwithstanding anything in this Agreement to the contrary, not more than 20% of the Financing Limit may be utilized in Permitted Non-USD Currencies; provided that not more than 10% of the Financing Limit may be utilized in GBP.~~

3.	Scheduled Termination Date:November 22, 2025; provided that the Scheduled

Termination Date in respect of the Bridge Advances shall be the date that is ~~three~~six calendar months following the Second Amendment Effective Date.

4.Interest Rates

Applicable Margin for Advances in U.S. Dollars:

With respect to Tranche A:

With respect to interest based on the LIBO Rate, 2.35% per annum.

With respect to interest based on the Base Rate, 2.35% per annum.

With respect to Tranche B:

With respect to interest based on the Term SOFR

Rate, 2.50% per annum.

With respect to interest based on the Base Rate, 2.35% per annum.

Applicable Margin for Advances in CAD:With respect to interest based on the CDOR Rate,

2.35% per annum.

With respect to interest based on the Base Rate, 2.35% per annum.

Applicable Margin for Advances in EUR:With respect to interest based on the EURIBOR,

2.35% per annum.

With respect to interest based on the Base Rate, 2.35% per annum.

Applicable Margin for Advances in GBP:With respect to interest based on Daily Simple

SONIA, 2.35% per annum.

With respect to interest based on the Base Rate, 2.35% per annum.

5.Account Numbers

Custodial Account:[***]

Collection Account:[***]

Expense Reserve Account:[***]

MV Cure Account:[***]

Unfunded Exposure Account:[***]

CAD Collection Account:[***]

CAD Unfunded Exposure Account:[***]

EUR Collection Account:To be set forth in the applicable Account Opening Notice

EUR Unfunded Exposure Account:To be set forth in the applicable Account Opening

Notice

GBP Collection Account:	To be set forth in the applicable Account Opening Notice

GBP Unfunded Exposure Account:To be set forth in the applicable Account Opening

Notice

6.Market Value Trigger:67.5%

7.	Market Value Cure Trigger:60%

8.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, "Restricted Security" means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Financing Provider that is a "broker" or a "dealer", within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Financing Provider.

(2)The aggregate amount of the Advance requested hereby is

[USD][CAD][EUR][GBP][ ].1

(3)The Permitted Currency of the Advance requested hereby is

[USD][CAD][EUR][GBP].

(4)The requested Advance shall be allocated as follows:

(I)Tranche A Advance – [USD][CAD][EUR][GBP][ ] aggregate amount

(II)Tranche B Advance – [USD][CAD][EUR][GBP][ ] aggregate amount

(5)~~(4)~~ The proposed purchases (if any) relating to this request are as follows:

SecurityParPricePurchased Interest (if any)

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement have been satisfied or waived as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date).

Very truly yours,

WhiteHorse Finance Credit I, LLC

By: WhiteHorse Finance, Inc., as Portfolio Manager

By  Name:

Title:

1 Note: The requested Financing shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test and the Minimum Equity Test are each satisfied.